As filed with the Securities and Exchange Commission on March 1, 2005
                                                     Registration No. 333-122280

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                          FORM S-3 (AMENDMENT NO. 1 TO
                                   FORM SB-2)

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        COMPOSITE TECHNOLOGY CORPORATION

             (Exact name of registrant as specified in its charter)


            Nevada                                               59-2025386
  ----------------------------                               ----------------
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                          Identification No.)


                                2026 McGaw Avenue
                            Irvine, California 92614
                                 (949) 428-8500

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                               Benton H Wilcoxon,
                             Chief Executive Officer
                        Composite Technology Corporation
                                2026 McGaw Avenue
                            Irvine, California 92614
                                 (949) 428-8500

       (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   Copies to:
                              Kevin K. Leung, Esq.
                             RICHARDSON & PATEL LLP
                       10900 Wilshire Boulevard, Suite 500
                          Los Angeles, California 90024
                                 (310) 208-1182
                               FAX: (310) 208-1154

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE
                 EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                         CALCULATION OF REGISTRATION FEE

Title of Each                                           Proposed Maximum               Proposed Maximum              Amount of
Class of Securities         Amount to                   Offering Price                 Aggregate Offering            Registration
to be Registered            be Registered               Per Share                      Price (3)                         Fee (4)
-------------------         -----------------           ----------------               ------------------            -------------
Common Stock                  18,991,223                 $4.00 (1)                      $ 75,964,892                 $    8,941.07

Common Stock to be issued
upon exercise of warrants      6,277,538                 $4.00 (2)                      $ 25,110,152                 $    2,955.47

   Total                      25,268,761                                                $101,075,044                 $   11,896.54

(1) Calculated in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of the average of the bid and asked prices of the common stock on February 28, 2005, as quoted on the Over-the-Counter Bulletin Board.

(2) Calculated in accordance with Rule 457(g) under the Securities Act on the basis of the average of the bid and asked prices of the common stock on February 28, 2005, as quoted on the Over-the-Counter Bulletin Board.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(4) $11,843.32 of this fee was previously paid. The remaining $53.22 is being offset by $53.22 previously paid in excess of the filing fee in connection with the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 25, 2005 (Registration No. 333-122280).


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED MARCH 1, 2005

                                   PROSPECTUS

                        COMPOSITE TECHNOLOGY CORPORATION

                        25,268,761 SHARES OF COMMON STOCK

This prospectus covers the resale by selling security holders of up to 25,268,761 shares of our common stock, $0.001 par value.

These securities will be offered for sale by the selling security holders identified in this prospectus in accordance with the terms described in the section of this prospectus entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the common stock by the selling security holders. However, we may receive up to $11,902,253 upon exercise of warrants, the underlying shares of which are included in this prospectus.

Our securities are not listed on any national securities exchange or the Nasdaq Stock Market. Our common stock is quoted on the OTC Bulletin Board under the symbol "CPTC." On February 28, 2005, the closing sale price of our common stock on the OTC Bulletin Board was $4.00 per share.


AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD LOSING YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE AND OTHER RISKS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2005.

                                TABLE OF CONTENTS


                                                                     PAGE
                                                                     ----
SUMMARY                                                               1
RISK FACTORS                                                          3
        RISKS RELATED TO OUR BUSINESS                                 3
        RISKS RELATED TO INVESTMENT IN OUR SECURITIES                 6
USE OF PROCEEDS                                                      11
SELLING SECURITY HOLDERS                                             12
PLAN OF DISTRIBUTION                                                 14
EXPERTS                                                              15
LEGAL MATTERS                                                        15
WHERE YOU CAN FIND MORE INFORMATION                                  15


                                     SUMMARY

This summary contains basic information about us and this offering. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents incorporated by reference into this prospectus, including our financial statements and the related notes included in those documents before making an investment decision. Some of the statements contained in this prospectus, including statements under "Summary" and "Risk Factors," as well as those noted in the documents incorporated herein by reference, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. While the safe harbor provided to forward-looking statements pursuant to the Reform Act may not be applicable, we note that our actual results and future events may differ significantly based upon a number of factors. You should not put undue reliance on the forward-looking statements in this document, which speak only as of the date hereof.

In this prospectus, we refer to Composite Technology Corporation and its subsidiaries as "we," "our," or "CTC," or "the Company." We refer to our subsidiaries collectively as "Subsidiaries."

OUR COMPANY

We are a Nevada corporation based in Irvine, California that specializes in the development and commercialization of products relating to the electrical utility industry using new materials that extend the design and performance possibilities of our products.

We have developed composite technologies and manufacturing processes for products used in the global electrical utility industry. Our principal product is our proprietary patent pending composite reinforced conductor known as Aluminum Conductor Composite Core, or ACCC, cable. Our ACCC cable can transmit up to two times more power than comparably sized conventional cables in use today. ACCC can solve line sag problems, create energy savings through less line losses, lower electromagnetic fields, and can easily be retrofitted on existing towers to upgrade energy throughput. ACCC cables allow utility companies, power producers and transmission owners to easily replace transmission lines using standard installation techniques and equipment without modification to existing towers, thereby avoiding the deployment of new towers and establishment of easements, all of which may be costly, time consuming, controversial and harmful to the environment. Independent reviews confirm that the use of our technology to replace existing lines could improve the reliability and reduce stress on the already overloaded electrical infrastructure at a fraction of the cost and in a much shorter time period than is required to obtain expensive new easements and build new tower systems for new lines.

The product and production development strategy of the Company is to take the initial concept to commercially promising prototype, then move to small scale production, making relevant product modifications to optimize the combination of manufacturability and performance. Following optimization, pilot production is organized to mimic factory conditions under close monitoring. During this process, the entire process is documented so that the technology will be available for transfer to third parties or subsidiaries in a full scale factory launch.

At the beginning of the fiscal year ending September 30, 2004, we had completed our initial product and manufacturing process development and commenced the manufacture of ACCC cable core and the wrapping of the core with aluminum under sub-contract with General Cable. During fiscal 2004, we have progressed our product and production development path through product refinement to the commencement of pilot plant operations with a unit of two lines. The unit has since been expanded to three lines and is currently operating under factory conditions.

We were incorporated in Florida on February 26, 1980 and reincorporated in Nevada on June 27, 2001. We maintain our principal offices at 2026 McGaw Avenue, Irvine, California 92614. Our telephone number at that address is (949) 428-8500. Our Web site address is www.compositetechcorp.com. The information contained on our Web site is not a part of this prospectus.

DEBT FINANCING

On August 17, 2004, we closed a financing transaction in which we sold 6% convertible debentures (the "Debentures") to select institutional accredited investors, in order to raise a total of $15,000,000. We received $5,000,000 upon closing and $10,000,000 was deposited into a custodian account to secure repayment of the Debentures. The investors also received warrants to purchase an aggregate of 3,453,947 shares of common stock, 50% of which are at an exercise price of $1.75 per share and the balance of which are at an exercise price of $1.82 per share. The Debentures will mature on August 17, 2007.

The investors may convert the Debentures into our common stock for $1.67 per share (the "Conversion Price"). The investors, however, may not voluntarily convert the Debentures if after giving effect to such conversion, an investor would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding. We may force conversion of all outstanding Debentures if the daily volume weighted average price of our common stock exceeds the Conversion Price by 150%. We, however, may not force conversion of the Debentures if after giving effect to such conversion, an investor would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding. The conversion rights may be exercised prior to August 17, 2007.

On November 23, 2004, we reached an agreement with the four funds that purchased the Debentures to release the $10 million that was held in a custodian account. The $10 million was to be released periodically after the effectiveness of a registration statement filed by the Company on Form SB-2 pursuant to monthly optional redemptions. In consideration for such early release of the $10 million, each of the four funds was issued an additional warrant to purchase (in aggregate) 1,083,592 shares of our common stock with an exercise price of $3.23. The four funds also agreed to extend the deadlines for the filing of and effectiveness date of the registration statement, and recently have waived these deadlines.

If, at any time during the 12 month period following registration, we issue common stock or any type of securities ("Subsequent Financing") giving the holders thereof the right to purchase common stock at a price below the $1.67 per share conversion price, the investor shall be extended full ratchet anti-dilution protection on any outstanding Debenture and Warrant. After the 12 month period, the investor will be extended weighted average anti-dilution on all outstanding Debentures and Warrants if a Subsequent Financing takes place. However, if from months 31 to 36, we complete a Subsequent Financing and all of the amount raised is used to redeem the Debentures, then the investors will not be extended anti-dilution on any outstanding Debentures.

The following are all material events of default with respect to the Debentures if not cured within 10 trading days after notice: (i) default in the payment of principal or interest or liquidated damages; (ii) we fail to observe or perform any covenant or agreement in the Debenture or the related transaction documents;
(iii) a default in any of the related transaction documents, other material agreement or lease; (iv) we commence or any of our subsidiaries commence a case under bankruptcy or insolvency laws; (v) our common stock is not eligible for quotation or listed on a trading market; (vi) a change of control; (vii) this registration statement is not declared effective within 150 days after January 31, 2005 or the effectiveness of this registration statement lapses; (viii) we fail to deliver certificates to the investor prior to the 5th trading day after a conversion date; or (ix) we fail to have available a sufficient number of authorized and unreserved shares of common stock to issue to an investor upon a conversion.

Lane Capital Markets ("Lane Capital") acted as our exclusive placement agent and financial advisor in connection with the placement of the Debentures. In partial consideration for Lane Capital's services, a total of $1,025,000 has been paid to Lane Capital Markets: $717,500 during fiscal 2004 and the remaining $307,500 during the first quarter of fiscal 2005. Lane Capital received 500,000 Series U warrants, a 4-year warrant to purchase 500,000 shares of our common stock with an exercise price of $1.82 per share. We may, subject to a 20 day notice, call the warrants if our common stock is equal to or exceeds 200% of their exercise price. Lane Capital has assigned these warrants to 3 of its principal managers as follows: 265,000 warrants to Ryan M. Lane, 135,000 warrants to John F. O'Brien and 100,000 warrants to John D. Lane.

RISKS RELATED TO OUR BUSINESS

Our business is subject to a number of risks, which you should be aware of before making an investment decision. These risks are discussed more fully in the section of this prospectus entitled "Risk Factors" and the documents included herein by reference. Our composite technologies and manufacturing processes for products used in the global electrical utility industry are new, and to date they have not been commercially adopted by the major utility companies.

THE OFFERING


We are registering 25,268,761 shares of our common stock for sale by the selling security holders identified in the section of this prospectus entitled "Selling Security Holders." The shares included in the table identifying the selling security holders include shares of our common stock which may be issued upon conversion of the Debenture and interest thereon, shares of common stock underlying warrants issued in conjunction with the Debenture and pursuant to the Purchase Agreement, dated as of August 17, 2004, the Letter Agreement, dated as of November 23, 2004, and shares of common stock underlying warrants that were issued to our placement agent in conjunction with the placement of the Debenture.


We have agreed to keep this prospectus effective until the earlier of: (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act of 1933, as amended, or any other rule of similar effect, or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

                                  RISK FACTORS

An investment in the common stock offered hereby involves a high degree of risk. In addition to the other information in this prospectus and the documents incorporated herein by reference, the following risk factors should be considered carefully in evaluating CTC and its business. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of CTC. Do not place undue reliance on the forward-looking statements in this document, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this prospectus, including the matters set forth below and in our other SEC filings which are incorporated herein by reference. These risks and uncertainties could cause our actual results to differ materially from those indicated in the forward-looking statements. We undertake no obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments, except as required by law.

RISKS RELATED TO OUR BUSINESS

WE ARE A "START-UP" COMPANY AND HAVE A LIMITED OPERATING HISTORY.

We are a "start-up" company and have a limited operating history. We are subject to business risks that are typical of "start-up" companies and "lead-time" factors are expected to affect the timing of our receipt of revenues. There can be no assurance that we will be able to generate any significant revenues. Until we generate significant revenues, we will experience negative cash flows and financial losses. Our ability to generate revenues may be affected by numerous factors. No assurance can be given that a demand for our product will develop or, if it does develop, that it will be sufficient to justify your investment in developing our intended business.

WE EXPECT FUTURE LOSSES AND WE MAY NOT BECOME PROFITABLE.

Prior to acquiring Transmission Technology Corporation ("TTC"), we were a shell corporation having no operating history, revenues from operations, or assets since December 31, 1989. We have not had any bookable revenues from operations subsequent to acquiring TTC through June 30, 2004. We may experience significant quarterly and annual losses for the foreseeable future.

We may not ever become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. We expect the need to significantly increase our general administrative, product prototype and equipment prototype production expenses, as necessary. As a result, we will need to generate significant revenues to achieve and maintain profitability.

OUR INDEPENDENT AUDITORS HAVE ISSUED A QUALIFIED REPORT WITH RESPECT TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

In previous filings, our accountants have issued a report relating to our audited financial statements which contains a qualification with respect to our ability to continue as a going concern because, among other things, our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities from normal business operations when they come due. This is natural because during the product development phase, a company must rely on the promise of future revenues (if the product under development gains acceptance) to secure financing from the capital markets so that it can complete the development of its products. There is no guarantee that the product will be completed, accepted or provide a marketable advantage and therefore no guarantee that the development will ever be profitable.

For the three months ended December 31, 2004, we had a net loss of ($5,677,750) and negative cash flows from operations of ($3,926,794). For the fiscal year ended September 30, 2004, we had a net loss of $(14,323,597) and negative cash flows from operations of $(9,022,676). For the fiscal years ended September 30, 2003 and 2002, we had net losses of $(6,771,252) and $(4,523,953), respectively.
For the same periods, we had negative cash flows from operations of $(2,022,935) and $(715,923), respectively.

As of December 31, 2004, our accumulated deficit was $(31,752,829).

OUR INABILITY TO RAISE ADDITIONAL WORKING CAPITAL AT ALL OR TO RAISE IT IN A TIMELY MANNER COULD NEGATIVELY IMPACT OUR ABILITY TO FUND OUR OPERATIONS, TO GENERATE REVENUES, AND TO OTHERWISE EXECUTE OUR BUSINESS PLAN, LEADING TO THE REDUCTION OR SUSPENSION OF OUR OPERATIONS AND ULTIMATELY OUR GOING OUT OF BUSINESS. SHOULD THIS OCCUR, THE VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK COULD BE ADVERSELY AFFECTED, AND YOU COULD EVEN LOSE YOUR ENTIRE INVESTMENT.

While we have raised significant capital through our debenture offering, it is possible that we will need to raise cash and additional working capital to cover a possible shortfall in our cash and working capital until such time as we become cash flow positive based solely on our revenues less operating and other costs. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.

OUR FAILURE TO RAISE NECESSARY CAPITAL COULD RESTRICT OUR GROWTH, LIMIT OUR ABILITY TO DEVELOP AND MARKET OUR PRODUCT AND HINDER OUR ABILITY TO COMPETE.

In order to fully exploit our business plan, we may need to raise significant additional funds. Failure to obtain adequate capital may: (i) restrict our growth; (ii) limit our ability to market our product; (iii) limit the development of our product; (iv) hinder our ability to compete; and (v) may affect our ability to continue our business operations as planned. Any of these consequences would have a material adverse effect on our business, results of operations and financial condition.

TO SATISFY OUR CAPITAL REQUIREMENTS, WE MAY SEEK TO RAISE FUNDS IN THE PUBLIC OR PRIVATE CAPITAL MARKETS.

Our ability to raise additional funds in the public or private markets will be adversely affected if the results of our business operations are not favorable, if any products developed are not well-received or if our stock price or trading volume is low. We may seek additional funding through corporate collaborations and other financing vehicles or from loans or investments from new or existing stockholders. There can be no assurance that any such funding will be available to us, or if available, that it will be available on acceptable terms. If adequate funds are not available, we may not be able to complete the commercialization of any products that we may have developed. As a result, we may be required to discontinue our operations without obtaining any value for our products under development, thereby eliminating stockholder equity, or we could be forced to relinquish rights to some or all of our products under development in return for an amount substantially less than we expended to develop such products. If we are successful in obtaining additional financing, the terms of the financing may have the effect of diluting the holdings or adversely affecting the rights of the holders of common stock.

OUR PRODUCT MAY NOT BE ACCEPTED BY OUR POTENTIAL CUSTOMERS.

While we have received numerous serious inquiries about our products and technology, there can be no assurance that we will be able to profit from the development or manufacture of our products as planned, or that we will be successful in consummating sales of our products to our potential customers. Our ability to successfully commercialize our products will depend in part on the acceptance of our products by our potential customers, primarily the major utility companies. The failure of utility companies to purchase our products would have a material adverse effect on our business, results of operations and financial condition. Any unfavorable publicity concerning us or any of our products could have an adverse effect on our ability to achieve acceptance of our products by utility companies and to commercialize our products, which could have a material adverse effect on our business, results of operations and financial condition.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH EFFECTIVELY.

The transition from a small company focused on research and development of our products to a company with the additional focus on commercial production, marketing, and sales has placed and will continue to place a significant strain on our managerial, operational, and financial resources. Failure to manage our growth effectively could have a material adverse effect on our business, results of operations and financial condition. Significant additional growth will be necessary for the Company to achieve its plan of operation.

WE MAY NOT BE ABLE TO DIVERSIFY OUR OPERATIONS INTO OTHER INDUSTRIES.

Because of the limited financial resources that we have, we may not be able to diversify our activities into other areas outside the development, production, and commercialization of cable and support systems for use in electrical power transmission and distribution systems. Our inability to diversify our products into other areas will subject us to economic fluctuations within this industry and therefore increase the risks associated with our operations.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS AND MAY INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS.

Establishment of patents and other proprietary rights is important to our success and our competitive position. Accordingly, we intend to devote substantial resources to the establishment and protection of patents and other proprietary rights. There can be no assurance that the actions taken by us to establish and protect any patents or other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from prohibiting sales of any products we may develop in violation of the patents and proprietary rights of others. Moreover, no assurance can be given that others will not assert rights in, or ownership of, patents and other proprietary rights we may establish or acquire or that we will be able to successfully resolve such conflicts.

There can be no assurance that any of our pending patents for our technologies and products will be issued. There can be no assurance that any patents related to the technology licensed under the License Agreement with W. Brandt Goldsworthy & Associates, Inc. will be issued.

WE DEPEND ON KEY PERSONNEL AND WE MAY NOT BE ABLE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES.

Our success will be largely dependent, in particular, upon the continuing services of Benton H Wilcoxon, our Chief Executive Officer, and Brian Brittsan, our acting Chief Operating Officer. If Mr. Wilcoxon or Mr. Brittsan were unable to provide services to us for whatever reason, our business would be adversely affected. Mr. Wilcoxon has not entered into an employment agreement with the Company. Mr. Brittsan has entered into a consulting agreement. The term of such consulting agreement is from January 3, 2005 through June 30, 2005.

In addition, our ability to develop and market our products and to achieve profitability will depend on our ability to attract and retain highly talented personnel. We face intense competition for personnel from other companies. There can be no assurance that we will be successful in attracting and retaining key personnel. The loss of key personnel or the inability to attract and retain the additional, highly-talented employees required for the development and commercialization of our products could adversely affect our results of operations and our business.

A FAILURE TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH STRATEGIC PARTNERS MAY HARM OUR BUSINESS.

We will depend on establishing and maintaining relationships with strategic partners. Our ability to develop, produce, and market our products is dependent upon our ability to establish and maintain relationships with other companies and individuals. We may not be able to enter into relationships with these companies on commercially reasonable terms or at all. Even if we enter into these relationships, not all such relationships may result in benefits for our company.

WE CANNOT CONTROL THE COST OF OUR RAW MATERIALS.

Our principal raw materials will be glass and carbon fibers, plus various polymer resins and high-grade aluminum. The prices for these raw materials are subject to market forces largely beyond our control, including energy costs, organic chemical feed stocks, market demand, and freight costs. The prices for these raw materials have varied significantly and may vary significantly in the future. We may not be able to adjust our product prices, especially in the short-term, to recover the costs of increases in these raw materials. Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material and energy costs to our customers.

INTERRUPTIONS OF SUPPLIES FROM OUR KEY SUPPLIERS MAY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL PERFORMANCE.

Interruptions or shortages of supplies from our key suppliers of raw materials could disrupt production or impact our ability to increase production and sales. We use a limited number of sources for most of the other raw materials that we use. We do not have long-term or volume purchase agreements with most of our suppliers, and may have limited options in the short-term for alternative supply if these suppliers fail, for any reason, including their business failure or financial difficulties, to continue the supply of materials or components. Moreover, identifying and accessing alternative sources may increase our costs.

WE ARE CONTROLLED BY A SMALL NUMBER OF STOCKHOLDERS.


As of February 25, 2005, two stockholders in the aggregate beneficially own or control approximately 35.2% of the outstanding common stock. As a result, these persons will have the ability to control substantially all matters submitted to our stockholders for approval and to control our management and affairs.


WE WILL LIKELY EXPERIENCE CUSTOMER CONCENTRATION.

Until and unless we secure multiple customer relationships, it is likely that we will experience periods during which we will be highly dependent on one or a limited number of customers. Dependence on a single or a few customers will make it difficult to satisfactorily negotiate attractive prices for our products and will expose us to the risk of substantial losses if a single dominant customer stops conducting business with us.

OUR BUSINESS MAY BE SUBJECT TO INTERNATIONAL RISKS.

We are pursuing international business opportunities, including in China, Mexico, Brazil, Europe, Russia, the Middle East, certain far eastern countries and Africa. Risks inherent in international operations include unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers; challenges in staffing and managing foreign operations; differences in technology standards, employment laws and business practices; longer payment cycles and problems in collecting accounts receivable; political instability; changes in currency exchange rates; currency exchange controls; and potentially adverse tax consequences.

WE MUST COMPLY WITH ENVIRONMENTAL REGULATIONS.

Our intended operations are subject to various federal, state, and local laws and regulations relating to the protection of the environment. These environmental laws and regulations, which have become increasingly stringent, are implemented principally by the Environmental Protection Agency and comparable state agencies, and govern the management of hazardous wastes, the discharge of pollutants into the air and into surface and underground waters, and the manufacture and disposal of certain substances. There are no material environmental claims currently pending or, to our knowledge, threatened against us. In addition, we believe our planned operations will be implemented in compliance with the current laws and regulations. We estimate that any expenses incurred in maintaining compliance with current laws and regulations will not have a material effect on our earnings or capital expenditures. However, there can be no assurance that current regulatory requirements will not change, that currently unforeseen environmental incidents will not occur, or that past non-compliance with environmental laws will not be discovered.

CHANGES IN INDUSTRY STANDARDS AND REGULATORY REQUIREMENTS MAY ADVERSELY AFFECT OUR BUSINESS.

As a manufacturer and distributor of wire and cable products we are subject to a number of industry standard-setting authorities, such as the "Institute of Electrical and Electronic Engineers" ("IEEE"), the European based "International Council on Large Electric Systems" ("CIGRE"), the "American Society of Testing and Materials" ("ASTM") and the Canadian Standards Association. In addition, many of our products may become subject to the requirements of federal, state and local or foreign regulatory authorities. Changes in the standards and requirements imposed by such authorities could have an adverse effect on us. In the event we are unable to meet any such standards when adopted, our business could be adversely affected. In addition, changes in the legislative environment could affect the growth and other aspects of important markets served by us. While certain legislative bills and regulatory rulings are pending in the energy and telecommunications sectors which could improve our markets, any delay or failure to pass such legislation and regulatory rulings could adversely affect our opportunities and anticipated prospects may not arise. It is not possible at this time to predict the impact that any such legislation or regulation or failure to enact any such legislation or regulation, or other changes in laws or industry standards that may be adopted in the future, could have on our financial results, cash flows or financial position.

WE WILL EXPERIENCE COMPETITION FROM OTHER COMPANIES IN THE INDUSTRY.

Our competitors include makers of traditional bare overhead wire and other companies with developmental-stage products that have the potential to compete with ACCC cable. While we are not aware of any existing competing manufacturers that have been able to significantly and cost effectively increase the performance of the current electrical power transmission and distribution cables, there is no certainty that unique technological advances won't be achieved by our competition, with better capital resources, in the future. We believe our competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development, productivity improvements and customer service and support in order to compete in our markets. Such competitors could develop a more efficient product or undertake more aggressive and costly marketing campaigns than us which may adversely affect our marketing strategies which could have a material adverse effect on our business, results of operations or financial condition. In addition, as we introduce new products, we will compete directly with a greater number of companies. There can be no assurance that we can compete successfully against current or future competitors nor can there be any assurance that competitive pressures faced by us will not result in increased marketing costs, loss of market share or otherwise will not materially adversely affect our business, results of operations and financial condition.

WE ARE RESPONSIBLE FOR THE INDEMNIFICATION OF OUR OFFICERS AND DIRECTORS.

Our Bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of the Company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup.

TERRORIST ATTACKS AND OTHER ATTACKS OR ACTS OF WAR MAY ADVERSELY AFFECT THE MARKETS IN WHICH WE OPERATE, OUR OPERATIONS AND OUR PROFITABILITY.

The attacks of September 11, 2001, and subsequent events, including the military action in Iraq, have caused and may continue to cause instability in our markets and have led and may continue to lead to, further armed hostilities or further acts of terrorism worldwide, which could cause further disruption in our markets. Acts of terrorism may impact our operations or those of our customers or suppliers and may further limit or delay purchasing decisions of our customers. Depending on their magnitude, acts of terrorism or war could have a material adverse effect on our business, financial results, cash flows and financial position.

RISKS RELATED TO INVESTMENT IN OUR SECURITIES

THERE IS CURRENTLY A LIMITED TRADING MARKET FOR OUR COMMON STOCK.

Our common stock is traded in the OTC market through the OTC Bulletin Board. There is currently an active trading market for the common stock; however there can be no assurance that an active trading market will be maintained. Trading of securities on the OTC Bulletin Board is generally limited and is effected on a less regular basis than that effected on other exchanges or quotation systems (such as the NASDAQ Stock Market), and accordingly investors who own or purchase common stock will find that the liquidity or transferability of the common stock is limited. Additionally, a stockholder may find it more difficult to dispose of, or obtain accurate quotations as to the market value, of common stock. There can be no assurance that the common stock will ever be included for trading on any stock exchange or through any other quotation system (including, without limitation, the NASDAQ Stock Market).

THE APPLICATION OF THE "PENNY STOCK" RULES COULD ADVERSELY EFFECT THE MARKET PRICE OF OUR COMMON STOCK.

As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell the common stock and may affect a stockholder's ability to resell the common stock.

Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices, and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

THE PRICE OF OUR COMMON STOCK IS VOLATILE.

The market price of our common stock may be subject to significant fluctuations in response to our operating results, announcements of new products or market expansions by us or our competitors, changes in general conditions in the economy, the financial markets, the electrical power transmission and distribution industry, or other developments and activities affecting us, our customers, or our competitors, some of which may be unrelated to our performance. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of common stock. The closing bid prices for our common stock have fluctuated from a high of $6.24 to a low of $0.87 since September 30, 2003.

WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE.

We have not paid dividends on the common stock and do not anticipate paying such dividends in the foreseeable future.

WE ISSUED DULY AUTHORIZED SHARES TO EMPLOYEES AND CONSULTANTS UNDER OUR 2002 NON-QUALIFIED STOCK COMPENSATION PLAN UNDER THE INCORRECT ASSUMPTION THAT WE HAD REGISTERED THE SHARES PURSUANT TO FEDERAL SECURITIES LAWS. HOWEVER, WE SUBSEQUENTLY REALIZED THAT THESE SHARES HAD NOT BEEN REGISTERED PRIOR TO ISSUANCE. AS A RESULT, OUR ISSUANCE MAY HAVE VIOLATED FEDERAL AND STATE SECURITIES LAWS, AND MAY RESULT IN OUR LIABILITY TO CERTAIN SUBSEQUENT PURCHASERS OF THESE SHARES.

Between March 18, 2003 and February 4, 2004 we issued common stock and options representing 1,504,780 shares of common stock to nine employees and consultants pursuant to our 2002 Non-Qualified Stock Compensation Plan. Although we believed that we and our counsel had filed the appropriate registration statement on Form S-8, on February 5, 2004, it came to our attention that such registration statement had not been filed. It may be determined that such issuances were not exempt from registration or qualification under federal and state securities laws, and we did not obtain the required registrations or qualifications. As a result, we may be subject to contingent liabilities from these investors, as well as subsequent purchasers of the shares directly and indirectly issued. These liabilities may include an obligation to make a rescission offer to the holders of these shares and options. If rescission is required and accepted, we could be required to make payments to the holders of these shares and options. In addition, federal securities laws do not expressly provide that a rescission offer will terminate a purchaser's right to rescind a sale of stock that was not registered as required. If rescission is required, and any or all of the offerees reject the rescission offer, we may continue to be liable under federal and state securities laws.

A LARGE NUMBER OF COMMON SHARES ARE ISSUABLE UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE DEBENTURES. THE EXERCISE OR CONVERSION OF THESE SECURITIES COULD RESULT IN THE SUBSTANTIAL DILUTION OF THE COMPANY IN TERMS OF A PARTICULAR PERCENTAGE OWNERSHIP IN THE COMPANY AS WELL AS THE BOOK VALUE OF THE COMMON SHARES. THE SALE OF A LARGE AMOUNT OF COMMON SHARES RECEIVED UPON EXERCISE OF THESE OPTIONS OR WARRANTS ON THE PUBLIC MARKET TO FINANCE THE EXERCISE PRICE OR TO PAY ASSOCIATED INCOME TAXES, OR THE PERCEPTION THAT SUCH SALES COULD OCCUR, COULD SUBSTANTIALLY DEPRESS THE PREVAILING MARKET PRICES FOR OUR SHARES.

The exercise price or conversion price of outstanding options, warrants and convertible debentures may be less than the current market price for our common shares. In the event of the exercise of these securities, a shareholder could suffer substantial dilution of his/her investment in terms of the percentage ownership in the Company as well as the book value of the common shares held.

OUR QUARTERLY RESULTS ARE UNPREDICTABLE AND MAY FLUCTUATE SIGNIFICANTLY.

Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. Because we have not had any substantial ACCC product revenues to date, we can have no assurance that our revenues will materialize. Since our revenues may fluctuate and are difficult to predict, and our expenses are largely independent of revenues in any particular period, it is difficult for us to accurately forecast revenues and profitability.

Our business is subject to a variety of additional risks, which could materially adversely affect quarterly and annual operating results, including:

      o market acceptance of our composite technologies by utility companies;

      o the extent and timing of new cable transactions with utility companies;

      o the loss of a strategic relationship or termination of a relationship with a cable partner;

      o announcements or introductions of new technologies or products by us or our competitors;

      o delays or problems in the introduction or performance of enhancements or of future generations of our technology;

      o     failures or problems in our utility cable product;

      o delays in the adoption of new industry standards or changes in market perception of the value of new or existing standards;

      o     competitive pressures resulting in lower revenues;

      o personnel changes, particularly those involving engineering and technical personnel;

      o     costs associated with protecting our intellectual property;

      o the potential that customers could fail to make payments under their current contracts;

      o market-related issues, including lower ACCC Cable demand brought on by excess cable inventory and lower average selling prices for ACCC Cable as a result of market surpluses;

      o increased costs or shortages of key raw materials including carbon fiber and glass fiber;

      o     regulatory developments; and

      o     general economic trends and other factors.

WE EXPERIENCED NET LOSSES.

We have had net losses since inception. We expect that we will have a net loss for the current year. We may continue to experience losses in the future if:

      o the utility cable market does not adopt our new technologies into their infrastructure;

      o     new and existing customers do not choose to purchase our ACCC Cable;
            or

      o     our additional products in development do not become marketable.

WE HAVE A UNIQUE BUSINESS MODEL.

The success of our business model depends upon our ability to negotiate and maintain current and future agreements with existing cable vendors, and their willingness and ability to sell products that incorporate our technology so that we may receive significant revenues that are consistent with our plans and expectations.

We face numerous risks in successfully obtaining suitable partners on terms consistent with our business model, including, among others:

      o we must typically undergo a lengthy and expensive process of building a relationship with a potential partner before there is any assurance of an agreement with such party;

      o we must persuade cable manufacturers with significant resources to rely on us for critical technology on an ongoing basis rather than trying to develop similar technology internally;

      o we must persuade potential partners to bear retooling costs associated with producing our products; and

      o     we must successfully transfer technical know-how to our partners.

Moreover, the success of our business model also depends on the acceptance of our products by the utility companies who have historically been conservative in their adoption of new products and technologies into their infrastructure. Further, our partners will be selling our products that may compete with their existing or future cable products. Our partners are not required to sell our products and they are not prohibited from discounting the prices of their products below our prices.

Our business could be seriously harmed if:

      o     we cannot obtain suitable partners;

      o our partners fail to achieve significant sales of ACCC cable or products incorporating our technology; or

      o     we otherwise fail to implement our business strategy successfully.

THE CABLE TECHNOLOGY THAT WE ARE TRYING TO REPLACE IS HIGHLY PRICE COMPETITIVE.

We anticipate that the selling price per mile of our ACCC Cable will be higher than the current and existing cable technology alternatives. We believe that the increased inherent value of our products will be recognized by the utility companies in the form of decreased installation, transmission and distribution costs. However, due to the competitive nature of the industry, there can be no assurance that our partners or their competitors will not reduce their prices accordingly.

OUR INTELLECTUAL PROPERTY IS SUBJECT TO LIMITED PROTECTION.

Because we are a technology provider, our ability to protect our intellectual property and to operate without infringing the intellectual property rights of others is critical to our success. We regard our technology as proprietary, and we have a number of patents and pending patent applications. We also rely on a combination of trade secrets, copyright and trademark law and non-disclosure agreements to protect our unpatented intellectual property. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization.

In the future, we may choose to bring legal action to enforce our intellectual property rights. Any such litigation could be costly and time-consuming for us, even if we were to prevail. Moreover, even if we are successful in protecting our proprietary information, our competitors may independently develop technologies substantially equivalent or superior to our technology. The misappropriation of our technology or the development of competitive technology could seriously harm our business.

Our technology or products may infringe the intellectual property rights of others. Third parties may assert patent, copyright and other intellectual property rights to technologies that are important to our business. In the past, we have received claims from other companies that our technology infringes their patent rights. Intellectual property rights can be uncertain and can involve complex legal and factual questions. We may infringe the proprietary rights of others, which could result in significant liability for us. If we were found to have infringed any third party's patents, we could be subject to substantial damages and an injunction preventing us from conducting our business.

WE MUST MAKE JUDGMENTS IN THE PROCESS OF PREPARING OUR FINANCIAL STATEMENTS.

We prepare our financial statements in accordance with generally accepted accounting principles and certain critical accounting polices that are relevant to our business. The application of these principles and policies requires us to make significant judgments and estimates. In the event that judgments and estimates we make are incorrect, we may have to change them, which could materially affect our financial position and results of operations.

Moreover, accounting standards have been subject to rapid change and evolving interpretations by accounting standards setting organizations over the past few years. The implementation of new standards requires us to interpret and apply them appropriately. If our current interpretations or applications are later found to be incorrect, our financial position and results of operations could be materially affected.

                                 USE OF PROCEEDS


We will not receive any proceeds from the sale of the shares by the selling security holders. All proceeds from the sale of the shares offered hereby will be for the account of the selling security holders, as described below in the sections entitled "Selling Security Holders" and "Plan of Distribution." However, we may receive up to $11,902,253 upon exercise of warrants, the underlying shares of which are included hereunder. If received, such funds will be used for general corporate purposes, including working capital requirements. With the exception of any brokerage fees and commission which are the obligation of the selling stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $37,843.32, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.


The following warrants are being registered at the following exercise prices:


        Name of Warrant Holder              Number of        Exercise Price
                                            Warrants

        Debs, Fred Dr.                       30,000            $   1.00
        Davis, Alan                         250,000            $   1.00
        Howe, Rocci                         300,000            $   1.00
        IFC Credit Corporation              104,000            $   1.00
        Long Term Capital Company           120,000            $   2.04
        McClendon, Mike                      16,000            $   1.00
        Meldrum, Stephen                    115,000            $   1.00
        Metz, Doug                           16,000            $   1.00
        Prima Capital Inc.                  150,000            $   1.00
        The Taxin Network, Inc.             115,000            $   1.00
        Trebels, Rudy                        16,000            $   1.00
        Wheatley, Bradford M                  8,000            $   1.00
        Bristol Investment Fund, Ltd.       230,263            $   1.75
        Midsummer Investment, Ltd.          863,487            $   1.75
        Omicron Master Trust                297,039            $   1.75
        Islandia L.P.                       336,184            $   1.75
        Bristol Investment Fund, Ltd.       230,263            $   1.82
        Midsummer Investment, Ltd.          863,487            $   1.82
        Omicron Master Trust                297,039            $   1.82
        Islandia L.P.                       336,184            $   1.82
        Lane, Ryan M                        265,000            $   1.82
        O' Brian, John F                    135,000            $   1.82
        Lane, John D                        100,000            $   1.82
        Bristol Investment Fund, Ltd.       144,479            $   3.23
        Midsummer Investment, Ltd.          541,796            $   3.23
        Omicron Master Trust                186,378            $   3.23
        Islandia L.P.                       210,939            $   3.23

        TOTAL:                            6,277,538

                            SELLING SECURITY HOLDERS


The following table provides certain information with respect to the selling security holders' beneficial ownership of our securities as of the date of this prospectus. The number and percentage of shares beneficially owned by each selling security holder that may be offered using this prosectus is based on 114,228,914 shares of common stock outstanding as of February 25, 2005 and determined in accordance with Rule 13d-3 of the Exchange Act. The information contained herein is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations. The selling security holders listed in the table below may have transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their shares since the date on which the information in the table below is presented. Information about the selling security holders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.

The selling security holders can offer all, some or none of their shares of our common stock, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling security holders will sell all shares covered by this prospectus. None of the selling security holders are affiliates of CTC, nor have any of them had a material relationship with CTC during the past three years, except for Brad Wheatley, a financial consultant retained to assist our Acting Chief Financial Officer, and Doug Metz and Mike McClendon who are employed as our consultants. None of the selling security holders are or were affiliated with registered broker-dealers. See "Plan of Distribution."

                                                                                      PERCENTAGE OF
                                                                                   OUTSTANDING SHARES
                                  SHARES BENEFICIALLY OWNED  SHARES TO BE SOLD IN  BENEFICIALLY OWNED
     SELLING SECURITY HOLDER           BEFORE OFFERING           THE OFFERING        AFTER OFFERING
-------------------------------------------------------------------------------------------------------
John F. O'Brien                           135,000 (1)               135,000                *
Bristol Investment Fund, Ltd.           3,085,909 (2)             3,085,909                *
Fred Debs                                  30,000 (3)                30,000                *
Alan Davis                                250,000 (4)               250,000                *
Rocci Howe                                414,373 (5)               414,373                *
IFC Credit Corporation                    104,000 (6)               104,000                *
Islandia L.P.                           4,505,450 (7)             4,505,450                *
John D. Lane                              100,000 (8)               100,000                *
Ryan M. Lane                              265,000 (9)               265,000                *
Long Term Capital Company                120,000 (10)               120,000                *
Media Relations Strategy,Inc.            500,000 (11)               250,000                *
Midsummer Investment, Ltd.            11,572,195 (12)            11,572,195                *
Omicron Master Trust                   3,980,834 (13)             3,980,834                *
Mike McClendon                            16,000 (14)                16,000                *
Stephen Meldrum                          115,000 (15)               115,000                *
Doug Metz                                 16,000 (16)                16,000                *
Prima Capital Inc.                       150,000 (17)               150,000                *
Barry Sedlik                              20,000 (18)                20,000                *
The Taxin Network, Inc.                  115,000 (19)               115,000                *
Rudy Trebels                              16,000 (20)                16,000                *
Bradford M. Wheatley                       8,000 (21)                 8,000                *

                      Total           25,518,761                 25,268,761

*Less than 1%.


(1) Includes up to 135,000 shares of common stock underlying warrants. Lane Capital Markets received these warrants as a partial fee in connection with the placement of the Debentures and subsequently assigned them to John F. O'Brien.


(2) Shares being registered include up to 2,480,904 shares of common stock underlying the Debenture and interest thereon at maturity, and up to 605,005 shares of common stock underlying warrants. Bristol Capital Advisors, LLC is the investment manager to Bristol Investment Fund, Ltd. Paul Kessler is the manager of Bristol Capital Advisors, LLC and as such has voting and investment control over these securities.


(3) Includes up to 30,000 shares of common stock underlying warrants.

(4) Includes up to 250,000 shares of common stock underlying warrants.

(5) Includes up to 114,373 shares of common stock and includes up to 300,000 shares of common stock underlying warrants.

(6) Includes up to 104,000 shares of common stock underlying warrants. Rudy Trebels is the controlling person of IFC Credit Corporation.


(7) Includes up to 3,622,143 shares of common stock underlying the Debenture and interest thereon at maturity and up to 883,307 shares of common stock underlying warrants. Richard O. Berner, Thomas R. Berner and Edgar R. Berner are the controlling persons of Islandia L.P.

(8) Includes up to 100,000 shares of common stock underlying warrants. Lane Capital Markets received these warrants as a partial fee in connection with the placement of the Debentures and subsequently assigned them to John Lane.

(9) Includes up to 265,000 shares of common stock underlying warrants. Lane Capital Markets received these warrants as a partial fee in connection with the placement of the Debentures and subsequently assigned them to Ryan Lane.

(10) Includes up to 120,000 shares of common stock underlying warrants. John Vornle is the controlling person of Long Term Capital Company.


(11) Includes up to 500,000 shares of common stock, of which 250,000 are being registered in the registration statement that contains this prospectus. Martin
L. Goldberg is the controlling person of Media Relations Strategy, Inc.

(12) Includes up to 9,303,425 shares of common stock underlying the Debenture and interest thereon at maturity and up to 2,268,770 shares of common stock underlying warrants. Midsummer Capital, LLC is the investment manager to Midsummer Investment Ltd. By virtue of such relationship, Midsummer Capital, LLC may be deemed to have dispositive power over the shares owned by Midsummer Investment Ltd. Midsummer Capital, LLC disclaims beneficial ownership of such shares. Mr. Michel Amsalem and Mr. Scott Kaufman have delegated authority from the members of Midsummer Capital, LLC with respect to the shares of common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman may be deemed to share dispositive power over the shares of our common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman disclaim beneficial ownership of such shares of our common stock and neither person has any legal right to maintain such delegated authority.

(13) Includes up to 3,200,378 shares of common stock underlying the Debenture and interest thereon at maturity and up to 780,456 shares of common stock underlying warrants. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of September 10, 2004, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.


(14) Includes up to 16,000 shares of common stock underlying warrants.

(14) Includes up to 115,000 shares of common stock underlying warrants.

(16) Includes up to 16,000 shares of common stock underlying warrants.

(17) Includes up to 150,000 shares of common stock underlying warrants. Elias Argyropoulos is the controlling person of Prima Capital Inc.

(18) Includes up to 20,000 shares of common stock.

(19) Includes up to 115,000 shares of common stock underlying warrants. Ed Taxin is the controlling person of The Taxin Network, Inc.

(20) Includes up to 16,000 shares of common stock underlying warrants.

(21) Shares being registered include up to 8,000 shares of common stock underlying warrants.

                              PLAN OF DISTRIBUTION

Each selling security holder of our common stock, and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o settlement of short sales entered into after the date of this prospectus;

      o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale;

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

      o     any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling security holder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed CTC that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We agreed to keep this prospectus effective until the earlier of: (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect; or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling security holders or any other person. Further, to the extent applicable, the selling security holders or any other person must comply with Rule 105 of Regulation M, as amended, which provides that it is unlawful for any person to cover a short sale with securities purchased from an underwriter or broker or dealer if such short sale occurred during the shorter of the period beginning five business days before the pricing of the offered securities and ending with such pricing period. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                     EXPERTS

The consolidated financial statements of Composite Technology Corporation, a Nevada corporation, incorporated by reference into this prospectus, to the extent and for the periods indicated in their report, have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent registered public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

Richardson & Patel LLP has given us an opinion relating to the due issuance of the common stock being registered in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy materials that we have filed with the SEC at the following SEC public reference room:

                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC's Internet Web site at http://www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), including any filings after the date of this prospectus, until the offering is completed. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

o Our Annual Report on Form 10-KSB for our fiscal year ended September 30, 2004.

o Our Quarterly Report on Form 10-Q for our fiscal quarter ended December 31, 2004.

o     Our Current Reports on Form 8-K, dated January 11, 2005 and January 18,
      2005.

o     Our Proxy Statement filed with the SEC on January 20, 2005.

o The description of our Common Stock, contained in our Registration Statement on Form 10-SB12-G filed on June 9, 2000, under Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating any such information.

You may request a copy of these filings, at no cost, by writing to us at the following address or calling us at:

                        Composite Technology Corporation
                                2026 McGaw Avenue
                            Irvine, California 92614
                                 (949) 428-8500

                        COMPOSITE TECHNOLOGY CORPORATION

                                   PROSPECTUS

                        25,268,761 SHARES OF COMMON STOCK

                                  _______, 2005


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT TO MAKE YOUR INVESTMENT DECISION. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN GIVEN OR AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT, REGARDLESS OF THE TIME OF DELIVERY OF PROSPECTUS OR ANY SALE OF THE SHARES.

                                     PART II

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

                                     AMOUNT

             SEC Filing Fee                              $11,843.32
             Blue Sky Fees and Expenses                    1,000.00*
             Legal Fees                                   15,000.00*
             Accounting Fees and Expenses                  5,000.00*
             Miscellaneous                                 5,000.00*
                                                         ------------
                                 Total                   $37,843.32*

             *Estimate

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada General Corporation Law. As permitted by Section 78.037 of the Nevada General Corporation Law, our Bylaws and Articles of Incorporation also include provisions that eliminates the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of CTC. To the fullest extent allowed by Section 78.751 of the Nevada General Corporation Law, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer's or director's own gross negligence or willful misconduct.

The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right of CTC to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our charter or Bylaws.

                                    EXHIBITS

The following exhibits are filed herewith or incorporated by reference herein:


Exhibit
Number        Description
------------- ------------------------------------------------------------------
4.1*          Form of Debenture (included in Exhibit 10.1).
------------- ------------------------------------------------------------------
5.1           Opinion re legality from Richardson & Patel LLP, filed herewith.
------------- ------------------------------------------------------------------
10.1*         Form of Securities Purchase Agreement including form of the
              Debenture attached as Exhibit A, form of the Registration
              Rights Agreement attached as Exhibit B thereto, form of the
              Common Stock Purchase Warrant attached as Exhibit C thereto, form of legal opinion attached as Exhibit D, form of Custodial and Security Agreement attached as Exhibit E, dated August 17,
              2004.
------------- ------------------------------------------------------------------
10.2*         Letter agreement between Composite Technology Corporation and
              Feldman Weinstein LLP, dated November 23, 2004.
------------- ------------------------------------------------------------------
10.3*         Letter Agreement between Composite Technology Corporation and
              Midsummer Investment, Ltd., Bristol Investment Fund, Ltd.,
              Islandia, L.P. and Omicron Trust dated January 21, 2005.
------------- ------------------------------------------------------------------
23.1          Consent of Singer Lewak Greenbaum & Goldstein LLP, filed herewith.
------------- ------------------------------------------------------------------
23.2          Consent of Richardson & Patel LLP (included in Exhibit 5.1)
------------- ------------------------------------------------------------------
24.1          Power of Attorney of certain director and officer of the
              Registrant (included on page II-3).
------------- ------------------------------------------------------------------


* Previously filed.

                                  UNDERTAKINGS

A. The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

D. The Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 (Amendment No. 1 to the Form SB-2) and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Irvine, State of California, on March 1, 2005.

                                  COMPOSITE TECHNOLOGY CORPORATION


                                  By: /s/ BENTON H WILCOXON
                                      ------------------------------------------
                                      Benton H Wilcoxon, Chief Executive Officer


KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Benton H Wilcoxon as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or any substitute, may do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:


Name                           Title                                Date
----                           -----                                ----


/s/ BENTON H WILCOXON          Chief Executive Officer,            March 1, 2005
---------------------------    Chairman of the Board and
Benton H Wilcoxon              Acting Chief Financial Officer
                               (Principal Executive Officer
                               and Principal Financial and
                               Accounting Officer)


/s/ C. WILLIAM ARRINGTON       Director                            March 1, 2005
---------------------------
C. William Arrington